EQUITY TRANSFER AGREEMENT OF TAIAN SENLIN PHARMACEUTICAL CO., LTD.

Party A (Transferor):	Kong Lingjin

Party B (Transferee):	Shandong Global Pharm Co., Ltd.

In accordance with the regulations of the Company Law of the People’s Republic of China, Party A and Party B hereto have entered into the agreement (the “Agreement”) on equity transfer agreed by all the shareholders based on the principle of equality and rationality.

Clause 1:
Party A (Kong Lingjin) holds the equity interest of Taian Senlin Pharmaceutical Co., Ltd. of RMB 1.2 million, which is hereto transferred to Party B (Shandong Global Pharm Co., Ltd.). Other shareholders agree to waive the preemptive rights.

Clause 2:

After Party A transfers the equity to Party B legally, the shareholders shall assume the rights and obligations of the Company by the respective contribution pro rata. Party B shall abide by and execute the Articles of Association of the Company.

Clause 3:

The Agreement is executed in three counterparts with each party to execute one counterpart; one counterpart shall be submitted to the Registration Organization.

Clause 4:

This Agreement shall be effective upon signature by all parties hereto and registration in the Administration Organization for Industry and Commerce.

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Party A

Kong Lingjin	)

Party B

Shandong Global Pharm	)
Co., Ltd.	)

Zhang Tao
Representative

Signing date: May 25, 2011